Exhibit 3.63

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:58 PM 04/20/2012
FILED 01:33 PM 04/20/2012
SRV 120455739 - 5143026 FILE

CERTIFICATE OF FORMATION

OF

GREEN MOUNTAIN ENERGY COMPANY (NY RES) LLC

1.             Name: The name of the limited liability company is Green Mountain Energy Company (NY RES) LLC.

2.             Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.             Organizer: The name and address of the sole organizer of the limited liability company is Lynne Przychodzki, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Green Mountain Energy Company (NY RES) LLC this 2th day of April, 2012.

/s/ Lynne Przychodzki
Lynne Przychodzki
Authorized Person